Exhibit 99.3

OPTION AWARD AGREEMENT

This OPTION AWARD AGREEMENT (this “Agreement”) is made effective as of ______________, by and between Cresco Labs Inc., a British Columbia corporation (“Cresco”), and NAME (“Recipient”).

WHEREAS, in accordance with the Cresco Labs Inc. 2018 Long-Term Incentive Plan (the “Plan”), the provisions of which are incorporated herein by reference, Cresco desires, in connection with the services to be performed by Recipient, to provide Recipient with an opportunity to acquire subordinate voting shares of Cresco (“Common Shares”) and thereby increase Recipient’s proprietary interest in Cresco and incentive to put forth maximum efforts for the success of Cresco’s business. Capitalized terms used but not defined herein have the meanings attributed to them in the Plan.

NOW, THEREFORE, in consideration of the premises and mutual covenants herein set forth and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Cresco and Recipient agree as follows:

1. Confirmation of Grant of Option. Cresco, on and subject to the terms set forth in the Plan and this Agreement, confirms that Recipient has been irrevocably granted on _________________ (the “Date of Grant”) a Non-qualified Option exercisable to purchase an aggregate of ________________ Common Shares (the “Option”) on the terms and conditions herein set forth, subject to adjustment as provided in Paragraph 7 hereof. Recipient acknowledges that the Option is being granted (and underlying Common Shares, upon exercise of the Option, would be issued) in reliance upon (a) the “employee, executive officer, director and consultant” exemption under National Instrument 45-106 – Prospectus Exemptions and (b) Rule 701 of the Securities Act of 1933, as amended (the “1933 Act”).

2. Option Price. The Option Price of Common Shares covered by the Option will be $_____________ per share, being Fair Market Value of a Common Share as determined pursuant to the terms of the Plan (the “Option Price”) subject to adjustment as provided in Paragraph 7 hereof.

3. Vesting and Exercise of Option.

(a) Except as otherwise provided in this Agreement or the Plan, the Option shall vest and become exercisable as to the number of Common Shares subject to the Option as follows:

____________;

provided, however, that no portion of the Option shall vest or become exercisable unless the Recipient is a director, officer, employee or consultant of Cresco or one of its Subsidiaries on such vesting date. The Option may only be exercised to the extent vested.

(b) The Option may be exercised by payment in full of the Option Price. Payment of the Option Price may be made, in whole or in part, in the form of (i) cash or cash equivalents, (ii) delivery (by either actual delivery or attestation) of previously-acquired Common Shares based on the Fair Market Value of the Common Shares on the date the Option is exercised, (iii) withholding of Common Shares from the Option based on the Fair Market Value of the Common Shares on the date the Option is exercised, (iv) broker-assisted market sales, (v) any other “cashless exercise” arrangement, or (vi) as otherwise provided in the Plan or determined by the Administrator.

4. Term of Option. The term of the Option will be through _____________________ (the “Expiration Date”), subject to earlier termination, acceleration, or cancellation as provided in this Agreement. The holder of the Option will not have any rights to dividends or any other rights of a shareholder with respect to any Common Shares subject to the Option until such shares shall have been issued (as evidenced by the appropriate transfer agent of Cresco) upon purchase of such shares through exercise of the Option.

5. Transferability Restriction. The Option may not be assigned, transferred or otherwise disposed of, or pledged or hypothecated in any way (whether by operation of law or otherwise) except in compliance with Section 9 of the Plan. Except as otherwise permitted under the Plan or authorized by the Administrator, any assignment, transfer, pledge, hypothecation or other disposition of the Option or any attempt to make any levy of execution, attachment or other process will cause the Option to terminate immediately upon the happening of any such event; provided, however, that any such termination of the Option under the provisions of this Paragraph 5 will not prejudice any rights or remedies which Cresco may have under this Agreement or otherwise.

6. Effect of Termination of Service. Except as provided herein, Recipient’s rights to exercise this Option upon Termination of Service as a director, officer, employee or consultant for any reason, to the extent the Option is not vested and exercisable under the terms of the Plan, shall be forfeited, as provided in Section 7(c) of the Plan.

(a) Except as provided in Subsection (b) or (c) below, if Recipient’s Service terminates for any reason, Recipient (or his/her estate or representative, in the event of Recipient’s death during the Option term) may, during the period following the date of Recipient’s Termination of Service (“Termination Date”) and ending on the earlier of (i) ninety (90) days after such Termination Date or (ii) the Expiration Date, exercise the Option to the extent the Option was exercisable on the Termination Date and, on the Termination Date, that portion of the Option that was not exercisable shall automatically terminate without further action by Cresco or Recipient and, in all events, to the extent not exercised, the Option shall terminate in its entirety at the end of business on the last day of the exercise period specified in this Subsection; provided, however, the Administrator may, in its sole discretion, accelerate full vesting to the Recipient’s Termination Date and/or extend the exercise period to any date on or before the Expiration Date.

(b) If Recipient’s Termination of Service is due to his/her death or Disability, Recipient (or his/her estate or representative, in the event of Recipient’s death during the Option Period) may, during the period following his/her Termination Date and ending on the earlier of (i) one year after such Termination Date or (ii) the Expiration Date, exercise the Option to the extent the Option was exercisable on the Termination Date and, on the Termination Date, that portion of the Option that was not exercisable shall automatically terminate without further action by Cresco or Recipient and, in all events, to the extent not exercised, the Option shall terminate in its entirety at the end of business on the last day of the exercise period specified in this Subsection; provided, however, the Administrator may, in its sole discretion, accelerate full vesting to the Recipient’s Termination Date and/or extend the exercise period to any date on or before the Expiration Date.

(c) If Recipient’s Termination of Service is for Cause (as defined below) or if a Covenant Violation (as defined below) occurs, the right to exercise the Option shall terminate immediately, and the Option (including vested and unvested portions) shall be automatically cancelled upon the effective date of such termination or the date on which Cresco provides written notice to Recipient of such Covenant Violation, as applicable.

(d) “Cause” shall have the meaning ascribed to it in the employment, consulting or severance agreement between Recipient and Cresco or any of its Subsidiaries. If no such agreement exists, or if such agreement does not contain a definition of Cause, “Cause” shall mean (i) the willful and continued failure of Recipient after written notice from Cresco to substantially perform Recipient’s material duties to Cresco (other than as a result of physical or mental illness or injury); (ii) Recipient’s commission of any material act of dishonesty or breach of trust resulting in or intended to result in material personal gain or enrichment to Recipient at the expense of Cresco or any of its Subsidiaries; (iii) the conviction of Recipient of, or the entry of a pleading of guilty or nolo contendere by Recipient to, any crime involving fraud or dishonesty as a material element or any felony; or (iv) a Covenant Violation; in each of the foregoing cases, as determined by Cresco, which determination shall be conclusive. Recipient’s employment or other relationship with Cresco shall be considered to have been terminated for “Cause” if Cresco determines, within thirty (30) days after any resignation by Recipient, that termination for Cause was warranted.

(e) “Covenant Violation” shall mean a violation by Recipient of the non- competition, non-solicitation, non-disclosure, or confidentiality provisions of any employment, non-disclosure, non-competition and/or non-solicitation agreement, or other agreement between Recipient and Cresco or any of its Subsidiaries.

7. Adjustments. The Option shall be subject to adjustment upon the occurrence of certain events as set forth in Section 10 of the Plan.

8. No Registration Obligation. Recipient understands that the Option is not registered under the 1933 Act and, unless by separate written agreement, Cresco has no obligation to so register the Option or any of the Common Shares subject to and issuable upon the exercise of the Option, although it may from time to time register under the 1933 Act the shares issuable upon exercise of Options granted pursuant to the Plan. Recipient represents that the Option is being acquired for Recipient’s own account and that unless registered by Cresco, the issued Common Shares on exercise of the Option will be acquired by Recipient solely for investment purposes. Recipient understands that the Option is, and the underlying securities may be, issued to Recipient in reliance upon exemptions from the 1933 Act, and acknowledges and agrees that all certificates for the shares issued upon exercise of the Option may bear substantially the following legend unless such shares are registered under the 1933 Act prior to their issuance:

THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (THE “1933 ACT”) AND ARE “RESTRICTED SECURITIES” AS THAT TERM IS DEFINED IN RULE 144 UNDER THE 1933 ACT. THE SHARES MAY NOT BE OFFERED FOR SALE, SOLD OR OTHERWISE TRANSFERRED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE 1933 ACT OR PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER THE 1933 ACT, THE AVAILABILITY OF WHICH IS TO BE ESTABLISHED TO THE SATISFACTION OF THE COMPANY.

Recipient further understands and agrees that the Option may be exercised only if at the time of such exercise the underlying shares are registered, and/or Recipient and Cresco are able to establish the existence of an exemption from registration under the 1933 Act and applicable state or other laws.

9. Notices. Each notice relating to this Agreement will be in writing and delivered in person or by certified mail to the proper address. Notices to Cresco shall be addressed to Cresco, attention: Chief Financial Officer and General Counsel, Cresco Labs Inc., 400 W. Erie St., Suite 110, Chicago, Illinois 60654, or at such other address as may constitute Cresco’s principal place of business at the time. Notices to Recipient or other person or persons then entitled to exercise the Option shall be addressed to Recipient or such other person or persons at Recipient’s or such other person’s address then on file with Cresco. Anyone to whom a notice may be given under this Agreement may designate a new address by notice to that effect given pursuant to this Paragraph 9.

10. Benefits of Agreement. This Agreement will inure to the benefit of and be binding upon each successor and assignee of Cresco. All obligations imposed upon Recipient and all rights granted to Cresco under this Agreement will be binding upon Recipient’s heirs, legal representatives and successors.

11. Compliance with Laws and Other Restrictions. The exercise of the Option and Cresco’s obligation to sell and deliver shares upon the exercise of the Option are subject to (a) all applicable federal, state and provincial laws, rules and regulations (including those of any national securities exchange(s) on which the Common Shares may be listed), (b) such approvals as may be required by any regulatory or governmental agency, and (c) any restrictions imposed under any internal Cresco policy or any written agreement or instrument by which Recipient is bound.

12. Withholding of Taxes. Whenever Cresco is required to issue Common Shares upon exercise hereunder, Cresco shall require that the recipient remit in cash to Cresco an amount sufficient to satisfy any federal, state, provincial and/or local tax withholding requirements before transfer of the shares. To the extent permitted by the Administrator, the recipient may satisfy such tax withholding obligations by authorizing Cresco to withhold from the Common Shares to be issued upon the exercise of the Option a number of shares with an aggregate Fair Market Value that would satisfy the withholding amount due, and Cresco shall sell (or cause to be sold) such Common Shares on behalf of Recipient, with the cash proceeds of such sale (less reasonable brokerage fees and other out-of-pocket costs) being remitted to Cresco to satisfy the withholding amount. Notwithstanding the foregoing, the Administrator may agree to adopt any other reasonable methods to satisfy applicable withholding taxes on a case by case basis.

13. Plan Governs. In the event that any provision in this Agreement conflicts with a provision in the Plan, the provision of the Plan shall govern.

14. Severability. Any provision of this Agreement that is invalid or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction.

15. Tax Consequences. None of Cresco, any Subsidiary, or any officer, director, employee or agent of either, shall be responsible to Recipient or any other person for the tax consequences of the Option or the exercise thereof or the sale or other disposition of the underlying Common Shares.

16. Remedies. Each of the parties to this Agreement will be entitled to enforce its rights under this Agreement specifically, to recover damages by reason of any breach of any provision of this Agreement and to exercise all other rights existing in its favor. The parties hereto agree and acknowledge that money damages may not be an adequate remedy for any breach of the provisions of this Agreement and that any party may, in its sole discretion, apply to any court of law or equity of competent jurisdiction for specific performance and/or injunctive relief in order to enforce or prevent any violations of the provisions of this Agreement, without the necessity of posting bond or any other security.

17. Waiver or Modification. Any waiver or modification of any of the provisions of this Agreement shall not be valid unless made in writing and signed by the parties hereto. A waiver by either party of any breach of this Agreement shall not operate as a waiver of any subsequent breach.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, each of the parties has duly executed this Agreement as of the date first above written.

CRESCO:	RECIPIENT:

CRESCO LABS INC.

By:

Name:	NAME
Title:

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